Mallinckrodt plc
Stock and Incentive Plan
Terms and Conditions
of
Performance Unit Award
FY[•]-FY[•] Performance Cycle
PERFORMANCE UNIT AWARD granted on >>Grant Date<< (the “Grant Date”).
1.Grant of Performance Units. Mallinckrodt plc (the “Company”) has granted to you >>Total Shares Granted<< Performance Units subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Performance Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled. Please contact your local Human Resources Representative if you have any questions.

2.Amount and Form of Payment. Each Performance Unit represents one (1) Ordinary Share and any Performance Units that vest pursuant to Section 4 will be redeemed solely for Shares, subject to Section 10.

3.Dividends. Each unvested Performance Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Performance Units.

4.Vesting.
(i)Except as provided below, Performance Units subject to this Award will fully vest on the Committee Certification Date (as defined in Appendix A), provided that you are an Employee on the third anniversary of the grant date. The target number of Performance Units specified in this Terms and Conditions agreement shall be adjusted at the end of the Performance Cycle based on the attained level of achievement for the Performance Cycle (as described in Appendix A). Payment shall be made on or after the Committee Certification Date, but in no event later than three months after the third anniversary of the grant date.
(ii)If your employment terminates before the third anniversary of the grant date, you will forfeit the unvested portion of Performance Units and associated DEUs. However, if your employment terminates due to Normal Retirement (your employment terminates on or after the date you attain age 60 and the sum of your age and years of service equals at least 70), Early Retirement (your employment terminates on or after the date you attain age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control, Divestiture or Outsourcing Agreement, Performance Units and associated DEUs subject to this Award may become vested in accordance with the provisions of Section 5, 6 or 7, as applicable.

5.Early Retirement, Normal Retirement, Disability or Death. Notwithstanding the vesting provisions described in Section 4, Performance Units subject to this Award may become vested if your Termination of Employment is a result of your Early Retirement, Normal Retirement, Disability or death as follows:

(i)Early Retirement. If your employment terminates as a result of your Early Retirement (as defined in Section 4) and your Early Retirement occurs less than 12 months after the Grant Date, you will forfeit all Performance Units subject to this Award. If, however, your Early Retirement occurs at least 12 months after the Grant Date and, had you continued in employment through the Committee Certification Date and third anniversary of the grant date you would have become fully vested in Performance Units subject to this Award, then you will be entitled to pro rata vesting of Performance Units subject to this Award that would have become fully vested based on (A) the number of whole months completed from the grant date through your Termination of Employment date divided by 36 times (B) the total number of Performance Units subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Units pursuant to this Section 5(i), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time. Payment shall be made on or after the Committee Certification Date, but in no event later than three months after the third anniversary of the grant date.
(ii)Normal Retirement, Disability or Death. If your employment terminates as a result of your Normal Retirement (as defined in Section 4), your death or a Disability, and had you continued in employment through the Committee Certification Date and third anniversary of the grant date you would have become fully vested in Performance Units subject to this Award, then you will become fully vested in the total number of Performance Units subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Units pursuant to this Section 5(ii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time. Payment shall be made on or after the Committee Certification Date, but in no event later than three months after the third anniversary of the grant date.

6.Termination of Employment Following a Change in Control. Notwithstanding the vesting provisions described in Section 4, these Performance Units may become vested in the manner described in Section 6(iii) below if your employment is involuntarily terminated after a Change in Control and you satisfy either Section 6(i) or Section 6(ii).

(i)During the 12 month period immediately following a Change in Control, the Company or any Subsidiary terminates your employment for any reason other than Cause, Disability or death; or

(ii)During the 12 month period immediately following a Change in Control, and within 60 days after one of the events listed in this Section 6(ii), you terminate your employment because the Company or any Subsidiary, without your consent,

(1) materially reduces your base salary, target annual bonus opportunity, or retirement, welfare, target share incentive opportunity, and other benefits taken as a whole, as in effect immediately prior to the Change in Control; or
(2) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment, which materially increases your commuting time;

provided, however, that an event described in (1) or (2) of this Section 6(ii) shall permit your termination of employment to be deemed a termination following a Change in Control only if (A) you provide written notice to the Company or Subsidiary specifying in reasonable detail the event upon which you are basing your termination within 90 days after the occurrence of such event; (B) the Company or Subsidiary fails to cure such event within 30 days after its receipt of such notice; and (C) you terminate your employment within 60 days after the expiration of such cure period.
(iii)If your employment terminates after a Change in Control in a manner that satisfies either Section 6(i) or Section 6(ii) above and, had you continued in employment through the Committee Certification Date and the third anniversary of the grant date you would have become fully vested in Performance Units subject to this Award, then you will become fully vested in the total number of Performance Units that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Units pursuant to this Section 6(iii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time. Payment shall be made on or after the Committee Certification Date, but in no event later than three months after the third anniversary of the grant date.

7.Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting provisions described in Section 4, and subject to the provisions of subsection (i) below, if your employment with the Company or a Subsidiary terminates as a result of a Divestiture or an Outsourcing Agreement and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Units subject to this Award, then you shall be entitled to pro rata vesting in Performance Units subject to this Award that would have become fully vested based on (A) the number of whole months completed from the grant date through your Termination of Employment date divided by 36 times (B) the total number of Performance Units subject to this Award that would have become vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Units pursuant to this Section 7, such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time. Payment shall be made on or after the Committee Certification Date, but in no event later than three months after the third anniversary of the grant date.

(i)Notwithstanding the foregoing provisions of this Section 7, you shall not be eligible for pro-rata vesting if (A) your Termination of Employment occurs on or prior to the closing date of a Divestiture or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or Outsourcing Agent, as applicable, but do not commence such employment on the Applicable Employment Date.

(ii)For purposes of this Section 7 and these Terms and Conditions, (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a base salary and target bonus opportunity that is at least equal to your base salary and target bonus opportunity in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated individual or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or controlled entity ceases to be a member of the Company’s controlled group as a result of such disposition; (D) “Divestiture” means a Disposition of Assets or a Disposition of a Subsidiary; and (E) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

8.Withholdings. The Company has the right, prior to the issuance or delivery of any Shares subject to this Award, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. By accepting this Award, you authorize the Company or any Subsidiary to satisfy applicable tax or tax withholding requirements by: (i) withholding from your wages or other cash compensation payable to you; (ii) withholding from any proceeds resulting from the sale of Shares subject to this Award either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf and pursuant to this authorization; (iii) redemption by the Company at Fair Market Value of Shares due to you following the vesting of Shares subject to this Award; or (iv) a combination of (i), (ii) or (iii) above. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of Irish law, the Company or any Subsidiary may require you to pay the par value of each Share which vests hereunder at the time of such vesting. The Company or any Subsidiary may take the payment from you by application of any of the methods of withholding set forth herein. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with such obligations.

9.Transfer of Award. You may not transfer this Award or any interest in Performance Units except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in Performance Units is null and void.

10.Forfeiture of Award. You will forfeit all or a portion of the Performance Units subject to this Award if your employment terminates under the circumstances described below:

(i)If the Company or Subsidiary terminates your employment for Cause, including without limitation a termination as a result of your violation of the Company’s Guide to Business Conduct, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the 12-month period that occurs immediately before your Termination of Employment for Cause.

(ii)If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the period that begins 12 months immediately before your Termination of Employment and ends on the date that the Committee determines that you could have been terminated for Cause.

(iii)If the Committee determines in its sole discretion that at any time after your Termination of Employment and prior to the first anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or any Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or any Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the Committee’s determination date Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the period that begins 12 months immediately before your Termination of Employment and ends on the date of the Committee’s determination.

11.Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.

12.Restrictions on Payment of Shares. Payment of Shares for Performance Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:

(i)The Shares covered by this Award will be duly listed, upon official notice of issuance, on the NYSE; and

(ii)A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.
13.Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities.

14.Plan Terms Govern. The vesting of Performance Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. The Grant Letter and these Terms and Conditions shall together constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting this Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.

15.Clawback Policy. Notwithstanding any other provision of this Award to the contrary, any Shares issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recovery, repayment, or other action in accordance with the terms of the Company’s Incentive Compensation Clawback Policy, as it may be amended from time to time, and applicable securities laws. By accepting this Award, you agree and consent to the Company’s application, implementation, and enforcement of (a) the Incentive Compensation Clawback Policy and (b) any provision of applicable law relating to the cancellation, recovery, or repayment of compensation under this Award, and expressly agree that the Company may take such actions as are necessary or desirable to effectuate the Incentive Compensation Clawback Policy, any similar policy, or applicable law without further consent or action being required of you. To the extent the terms of this Award and the Incentive Compensation Clawback Policy (or similar policy or applicable securities laws) conflict, the terms of such policy shall govern.

16.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Performance Units, including amounts awarded, unvested or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment, and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.

17.No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of performance units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance units, or benefits in lieu of performance units, even if performance units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Performance Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

18.Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.

19.Entire Agreement and Amendment. These Terms and Conditions, the Grant Letter, the Plan, and other Company policies specifically referred to herein constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company, in its sole discretion, deems it necessary or advisable for legal or administrative reasons.

20.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.

22.Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.

23.Stock Ownership Guidelines. By accepting this Award, you agree that Shares granted under this Award may be subject to the Company’s Stock Ownership Guidelines, as they may be amended from time to time, and which are incorporated herein by reference. Such guidelines may impose restrictions on your ability to sell or transfer Shares acquired under this Award.

24.Code Section 409A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of this Award becomes subject to Code Section 409A, the provisions contained in Section 7.11 of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions.

25.Governing Law. This Award and these Terms and Conditions are governed by the law of Ireland and shall be construed accordingly; provided, however, that, to the extent that any provisions of Irish employment law are relevant, such provisions shall only apply to an individual who has entered into a contract of employment with the Company or any of its Irish subsidiaries.

26.Acceptance. In order to receive this Award, you must electronically acknowledge and accept on Mallinckrodt’s third party Equity Administrator’s website the terms and conditions set forth in the Plan and these Terms and Conditions.  By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.  If you do not acknowledge these Terms and Conditions on the website, you will not be entitled to your Award.

Appendix A
to
Terms and Conditions
of
Performance Unit Award
Performance Unit Award Vesting Requirements
FY[•]-FY[•] Performance Cycle

>>Complete As Appropriate<<